Exhibit 10.1

VIA FACSIMILE & COURIER

April 8, 2003

Magna Advanced Technologies
375 Magna Drive
Aurora, Ontario
L4G 7L6

Attention:           Paul Gingl

Dear Sirs:

Re:           Gear Development Program for Automotive Applications

This letter agreement is intended to set forth the terms on which Ikona Gear International, Inc. (“Ikona”) is prepared to allow Magna Advanced Technologies and certain of its affiliates (collectively “MAT”), a division of Magna International Inc., to examine and develop automotive applications for patented planetary gear technology owned by Ikona. Wherever used in this letter agreement, the term “Technology” means all intellectual and industrial property (whether registered, applied for or unregistered), patents, inventions, inventor’s rights, copyrights, moral rights, utility models, industrial or other designs, trade secrets, scientific knowledge, know-how, show-how, processes, procedures, formulae, products, blue prints, drawings and specifications for materials, processes and equipment, and all other technical data, documents or information relating to the manufacture of gears using Ikona’s planetary gear technology, including the patents listed on Schedule “A” to this letter agreement (collectively, the “Technology”).

In the first phase of the development program for the Technology, MAT will examine the Technology in detail, build and test prototypes and determine the commercial feasibility of the Technology in one or more automotive applications, all in accordance with the terms set forth below. Assuming MAT’s satisfaction with the first phase of the development program, Ikona will license the Technology to MAT on a sole, exclusive and global basis for automotive applications, in accordance with the terms set forth below.

MAT and Ikona have executed a confidentiality agreement dated January 21, 2003 (the “Confidentiality Agreement”), which agreement is expressly extended to the development program contemplated in this letter agreement and the terms of which are incorporated by reference herein. For greater certainty, notwithstanding anything contained in the Confidentiality Agreement, the Confidentiality Agreement will terminate on the date which is the later of three (3) years from: (i) the date MAT terminates its development program under Phase 1; or (ii) the expiration or termination of the license relating to the Technology resulting from Phase 2 of the development program, as detailed below.

In consideration of the mutual covenants and other consideration (the receipt and sufficiency of which are hereby acknowledged), MAT and Ikona hereby agree as follows:

Phase 1: Technology Development, Protoyping and Testing; Market Research

1.
MAT will engage in a development, prototyping and testing phase commencing May 1, 2003 and ending on April 30, 2004 (“Phase 1”), during which MAT will have the right, on a sole and exclusive basis with respect to automotive applications, to build and test prototypes of automotive modules incorporating the Technology. These modules may include one or more automotive applications, including, without limitation, electric power steering; seat recliners; sunroof and window movement systems; wiper systems; power door, liftgate and tonneau systems; folding hardtops; power running boards; power brakes; and brake-by-wire technology. MAT does not offer any assurance or guarantee that it will develop the Technology for application in any or all of these areas; this list is merely illustrative. During Phase 1, MAT will assess the commercial feasibility of the Technology in one or more automotive applications. For purposes of this agreement, the term “automotive applications” means all applications of the Technology in passenger cars and light trucks, the latter of which includes sports-utility vehicles, pick-up trucks, minivans, cross-utility vehicles and similar vehicles. Medium and heavy trucks are expressly excluded from the scope of the term “automotive applications”.

2.
During Phase 1, Ikona will not seek any business, contracts or orders incorporating the technology into any component for automotive application. Ikona confirms it has previously had discussions with Delphi, ZF and TRW regarding automotive applications for the Technology and agrees to facilitate contact between MAT and any such party, at MAT’s request.

3.
Ikona will make available to (a) MAT, and (b) if necessary (determined on a commercially reasonable basis), to potential customers and suppliers of MAT, all applicable know-how, designs, inventions, processes, methods, drawings, techniques, formulae, patterns, computations, customer information, supplier information, distribution information, computer or other data or other records and information relevant to the Technology and any automotive applications of the Technology. All such information provided by Ikona will be held in confidence by MAT and its employees in accordance with the terms of the Confidentiality Agreement between the parties. MAT may only disclose such information to potential customers and suppliers pursuant to a confidentiality agreement which is substantially similar to the Confidentiality Agreement.

4.
Ikona will, on request by MAT, provide MAT with engineering support services relating to the Technology. In consideration for the engineering support services provided by Ikona during Phase 1, MAT agrees to pay Ikona a fixed fee of Cdn.$15,000 per month (the “Engineering Fee”) commencing May, 2003 and payable in arrears on the first day of each month thereafter during Phase 1. MAT shall also pay the reasonable travel expenses of applicable Ikona personnel provided that such travel has been pre-approved by MAT and all expenses are incurred in accordance with MAT’s travel expense policy.

5.
Any intellectual property relating to the Technology in existence at the date hereof shall belong exclusively to Ikona. Any intellectual property arising during Phase 1 as a result of the development efforts of MAT (collectively, “Improvements”) will be jointly owned by MAT and Ikona. Ikona agrees that it will not license any such Improvements to any third party for any automotive application as long as this letter agreement or the License Agreement (defined below) is in force. MAT agrees that Ikona may, without payment of royalty to MAT, license any Improvements to third parties for applications other than automotive applications.

6.
By the end of Phase 1, MAT will deliver to Ikona notice of MAT’s intention to proceed to Phase 2 (as defined below) or terminate its relationship with Ikona. If MAT elects to proceed to Phase 2, the parties will negotiate a license agreement relating to the Technology in mutually acceptable form, the terms of which will be consistent with those set forth below (the “License Agreement”).

7.
MAT may immediately terminate this letter agreement at any time on or after November 1, 2003, provided however that MAT will pay Ikona: (i) all amounts due and payable in respect of the Engineering Fee for months prior to the month of termination, and (ii) a termination fee equal to Cdn.$15,000 (the “Termination Fee”). Ikona expressly agrees that the Termination Fee is in lieu of all fees or amounts which would have been payable had MAT proceeded under this letter agreement until the end of Phase 1 or Phase 2. MAT will not be liable for damages of any kind, including lost profits, if it terminates this letter agreement during Phase 1 or elects not to proceed to Phase 2.

8.
Upon termination of this letter agreement pursuant to paragraphs 6 or 7 hereof, MAT will cease to have (a) any further Engineering Fee or other payment obligations to Ikona, (b) any further rights arising from this letter agreement except any rights acquired in respect of Improvements pursuant to paragraph 5 of this letter agreement. Upon either such termination, (a) the provisions in section 3 of the Confidentiality Agreement regarding the delivery of Confidential Information shall take effect and be equally applicable with respect to Improvementst, and (b) Ikona may purchase the rights acquired by MAT pursuant to paragraph 5 of this letter agreement by payment to MAT of an amount equal to the amount spent by MAT in developing the Technology during Phase 1, such amount not to exceed $300,000. Such amount may be paid on the same basis as the royalties proposed by MAT to be paid to Ikona as provided under Phase 2 herein. Upon receipt of final payment, MAT shall execute such documents as may be reasonably required in order to transfer its interest in the Improvements to Ikona.

Phase 2: Sole & Exclusive Licensing of Technology for Automotive Applications

9.
Following the completion of Phase 1 and upon notifying Ikona of its intention to proceed to Phase 2, MAT will continue developing the Technology with the intent of commercializing any automotive applications of the Technology. In conjunction with such continued development activities, MAT will seek purchase orders from OEMs and/or automotive suppliers for automotive components or modules incorporating the Technology. Ikona acknowledges that securing purchase orders for components or modules incorporating the Technology could take several years. MAT will pay Ikona a fee of Cdn.$20,000 per month for each month to, but excluding, the first month in respect of which MAT makes a royalty payment to Ikona for any automotive application of the Technology pursuant to a fully executed License Agreement.

10.
Upon acceptance by MAT of a production purchase order for the supply of components or modules incorporating the Technology, the parties will execute the License Agreement. The License Agreement will include the following terms:

a.
payment by MAT of the sum of Cdn.$1,000,000, payable in four (4) equal installments as follows: (i) Cdn.$250,000 payable within thirty (30) days of acceptance by MAT of the first production purchase order for components or modules incorporating the Technology; (ii) Cdn.$250,000 payable on the 90-day, 180-day and 270-day anniversaries of the first payment in this sub-paragraph;

b.
royalties payable (i) on a sliding scale of 1-3% of the gross selling price of the plano-centric gear sub-assembly incorporating the Technology for any original equipment production program, and (ii) on a sliding scale of 3-6% of the gross selling price of the plano-centric gear sub-assembly incorporating the Technology in any after-market production program (collectively, the “Royalty”). For greater certainty, the Royalty will not be calculated on the selling price to the OEM or supplier of the entire component or module incorporating the Technology. For purposes of determining the gross selling price of the plano-centric gear sub-assembly incorporating the Technology in a situation where MAT has received a purchase order that does not price such sub-assembly separately from the automotive module in which it is incorporated, the gross selling price will be deemed to be either (i) the actual price paid by MAT to third-party supplier(s) for the plano-centric gear sub-assembly or (ii) if the components comprising the plano-centric gear sub-assembly are manufactured by MAT, MAT’s cost of production of such components plus a margin thereon mutually agreed to by the parties. Ikona expressly acknowledges that the Royalty, as a dollar amount, paid to it in respect of any particular program will decline over time as a result of cost-downs or price “give-backs”;

	c.	a mutually agreeable minimum Royalty in respect of each of the first three years of commercial production will be payable by MAT, following which, no minimum Royalty will be payable by MAT;

d.
Royalties will be paid within sixty (60) days of the end of each financial year of MAT on the basis of gross sales of gear sub-assemblies (as provided in sub-paragraph 10(b) above) in the immediately preceding financial year;

	e.	a term equal to the last to expire of the patents relating to the Technology, including the Improvements; and

	f.	other customary license terms mutually agreed to by the parties.

11.
MAT may, in its sole discretion, refuse to accept a purchase order for a component or module incorporating the Technology, including without limitation for any of the following reasons: (i) the expected volume of components or modules would not generate sufficient sales to enable MAT to pay the minimum Royalty set forth in sub-paragraph 10(c) above; (ii) the selling price of the product or module would not enable MAT to achieve a sufficient rate of return on the component or module after payment of the Royalty thereon; or (iii) any other technical, production or economic reason in MAT’s judgment.

12.	The “Ikona” name will appear on all gear sub-assemblies incorporating the Technology, unless otherwise approved in writing by Ikona.

13.
Neither party will, without the prior written consent of the other party, publicly disclose by way of press release or publication in any media, including publication on an internet website or an offering memorandum or prospectus, the relationship between the parties under this letter agreement. A party from whom consent is requested under this paragraph will use best efforts to respond within four (4) business days and neither party will unreasonably withhold its consent hereunder. Notwithstanding the foregoing, Ikona may disclose the generalities of its relationship with MAT in discussions with, or presentations to, investors, analysts or other third parties in connection with a private or public offering of Ikona securities. Neither party may use the trademarks of the other party without express written consent of such party.

14.
If MAT has failed to secure a purchase order for a component or module incorporating the technology within twenty-four (24) months of the commencement of Phase 2, MAT will forfeit its rights to be the exclusive licensee of the Technology for automotive applications, unless it pays to Ikona a further Cdn.$250,000 to extend its rights hereunder for a further twelve (12) months.

15.
Throughout the term of this letter agreement, the parties will engage in the exchange of information regarding the Technology and Improvements with the objective of maximizing the development potential of the underlying Technology.

16.	This letter agreement, which includes the recitals hereof, will be governed by the laws of the Province of Ontario and will be treated in all respects as an Ontario contract.

17.
The parties agree to resolve any disputes hereunder by commercial arbitration by a single mutually-acceptable arbitrator, or a panel of three arbitrators, one of whom will be selected by each party and the third of whom will be selected by the other two arbitrators. Any such arbitration will be conducted in accordance with the provisions of the Arbitrations Act (Ontario), except to the extent the parties otherwise agree.

If you are in agreement with the foregoing, please sign the acceptance portion of this letter and return one original to the undersigned.

Regards,

IKONA GEAR INTERNATIONAL, INC.

By: ____________________________________________
                  Laith Nosh

The undersigned accepts and agrees to the foregoing terms.

MAGNA ADVANCED TECHNOLOGIES,
A division of Magna International Inc.

By: ____________________________________________
                  Paul Gingl

SCHEDULE A

PATENTS AND PATENT APPLICATIONS

Jurisdiction	Patent No.

Canada	2,129,188
United States	5,505,668
Europe	0770192